U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Robertson                            Colin
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   (Last)                            (First)              (Middle)

500 Post Road East, Suite 320
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                                    (Street)

Westport                                CT                      06880
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

05/23/01
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

Terex Corporation
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

President, Terex Europe
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Common Stock, par value $.01 per share(1) 39,000                      D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Employee Stock Option                              Common stock, par
right to buy(2)          1/3/95     1/3/05         value $.01 per share    1,000             $6.75          D
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Employee Stock Option                              Common Stock, par
right to buy(2)          12/13/95   12/13/05       value $.01 per share    500              $4.25           D
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Employee Stock Option                              Common Stock, par
right to buy(2)          8/6/97     8/6/07         value $.01 per share    5,000            $21.50          D
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Employee Stock Option                              Common Stock, par
right to buy(2)          1/2/98     1/2/08         value $.01 per share    2,000            $23.125         D
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Employee Stock Option                              Common Stock, par
right to buy(2)          5/7/98     5/7/08         value $.01 per share    4,000            $29,625         D
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Employee Stock Option                              Common Stock, par
right to buy(2)          10/1/98    10/1/08        value $,01 per share    4,000            $14.75          D
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Employee Stock Option                              Common Stock, par
right to buy(2)          3/2/00      3/2/10        value $.01 per share    5,000            $12.0625        D
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Employee Stock Option                              Common Stock, par
right to buy(2)          7/10/00     7/10/10       value $.01 per share    8,000            $14.1875        D
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Employee Stock Option                              Common Stock, par
right to buy(2)          4/5/01      4/5/11        value $.01 per share    20,000           $16.80          D
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Explanation of Responses:
(1)Restricted Stock granted pursuant to the Company's 1994 Long-Term Incentive Plan, 1996 Long-Term Incentive Plan and 2000 Long-Term Incentive Plan vesting over a 4-year period.
(2)Options granted ursuant to the Company's 1994 Long-Term Incentive Plan, 1996 Long-Term Incentive Plan and 2000 Long-Term Incentive Plan vesting over a 4-year period.



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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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